Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contacts:
Nancy Udell, V.P. Publicity	Tom Severson, SVP & CFO
(561) 682-4419, Fax: (561) 682-4447	(561) 659-4122
Sharyn Traub, Publicity Supervisor (212) 603-8492	Cheryl Scully, Director, Treasury and Investor Relations (561) 682-4211, Fax (561) 659-4252

PAXSON CLOSES ON $26 MILLION STATION SALE TO NBC

(West Palm Beach, Florida – October 30, 2002) — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”) today announced that it has closed on the sale of its television station WPXB TV-60, serving Merrimack, New Hampshire, to NBC. The company received cash proceeds of $26.0 million, representing an eight-fold premium over the $3.05 million Paxson paid for the station in May 1995. This transaction represents a significant step towards the completion of the Company’s previously announced plans to raise approximately $100 million through the sale of non-core assets.

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s new fall 2002 primetime lineup includes original series premieres of “Body & Soul,” starring Peter Strauss and Larissa Laskin, “Just Cause” starring Richard Thomas and Lisa Lackey, and “Sue Thomas: F.B.Eye,” starring Deanne Bray in a new series by the producers of “Doc.” Returning original PAX series include “It’s A Miracle,” “Candid Camera” and “Doc,” starring recording artist Billy Ray Cyrus. For more information, visit PAX TV’s website at www.pax.tv.